                                                                  Exhibit 23.1






                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of The Learning Company, Inc. (formerly known as SoftKey International Inc.) on Form S-3 (File Nos. 33-63073, 33-73422, 333-00145, 333-02385, 333-03271 and
333-10009) and Form S-8 (File Nos. 33-61931, 33-75134, 33-92920, 33-92922,
333-00107, 333-02337 and 333-04619) of our report dated March 27, 1997, on our audits of the consolidated financial statements and financial statement schedule of valuation and qualifying accounts of The Learning Company, Inc. as of January 4, 1997 and January 6, 1996 and for each of the three fiscal years in the period ended January 4, 1997, which report is included in this Annual Report on Form 10-K.



                                                COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
April 3, 1997